Exhibit 10.35

AGREEMENT AND RELEASE

IT IS HEREBY AGREED, as of January 17, 2018, by and among Damian J. Murphy (“Employee”), Summit Materials Holdings L.P. (“Employer”), and solely for purposes of Paragraph 5 and Paragraph 9 hereof, Summit Materials, Inc. (“Summit”), for the good and sufficient consideration set forth below, as follows:

1.           Employee’s last day of work with Employer will be March 31, 2018 (the  “Separation Date”).  Effective as of the Separation Date, Employee shall be deemed to have resigned from any and all positions Employee then holds as an employee, officer, or director of Employer and any of its affiliates.

2.          Employee is a Tier 2 Participant (as defined in the Severance Plan, as defined below) in the Summit Materials, Inc. Executive Severance Plan (as may be amended from time to time, the “Severance Plan”).  The termination of Employee’s employment pursuant hereto shall constitute a Qualifying Termination (as defined in the Severance Plan) for purposes of the Severance Plan.  Subject to Employee’s (i) execution and delivery of the Release of Claims attached hereto as Exhibit A (the “Release of Claims”) within twenty-one (21) days following the Separation Date and non-revocation within the seven (7)-day revocation period set forth therein and (ii) continued compliance with this Agreement and Release and the restrictive covenant provisions set forth in (x) Paragraph 8 hereof, (y) the Severance Plan, as such provisions are modified by Paragraph 9 hereof, and (z) the agreements with respect to the Outstanding Equity Awards (collectively, the “Outstanding Equity Award Agreements”), as such provisions are modified by Paragraph 9 hereof (collectively, the “Restrictive Covenant Provisions”), Employer agrees:

a.   to provide Employee with an amount equal to $58,823.75, which (x) represents a target bonus amount payable under the Annual Bonus Program (as defined in the Severance Plan) for fiscal year 2018, pro-rated for three (3) full calendar months and payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15, 2019), and (y) shall be in lieu of the pro-rated bonus for fiscal year 2018 that is set forth in Section 3(a)(i)(1) of the Severance Plan;

b.   to the extent not previously paid, to provide Employee with the bonus amount otherwise payable under the Annual Bonus Program for fiscal year 2017 based on actual performance, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan, as set forth in Section 3(a)(i)(2) of the Severance Plan;

c.   to provide Employee with an amount equal to $795,210, which represents two (2) times Employee’s annual base salary rate as of the Separation Date, payable in equal installments no less frequently than monthly over the twenty-four (24)-month period beginning with the first payroll period after the Release Effectiveness Date, as set forth in Section 3(a)(ii) of the Severance Plan;

d.   to provide Employee with a cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums, payable monthly for twenty-four (24) months following the Separation Date in accordance with Employer’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date, as set forth in Section 3(a)(iii) of the Severance Plan; and

e.   to make such modifications to Employee’s equity-based awards (collectively, the “Outstanding Equity Awards”), including awards under the Summit Materials Inc. 2015 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), as follows:

i.  All Unvested LP Units (as defined in the Restricted LP Unit Agreement between Summit, Employer and Employee, dated March 11, 2015 (the “Restricted LP Unit Agreement”)) outstanding under the Restricted LP Unit Agreement shall become vested as of the Separation Date, and Employee shall retain all Vested LP Units (as defined in the Restricted LP Unit Agreement) (including, for the avoidance of doubt, those Unvested LP Units that become Vested LP Units in accordance with the foregoing) pursuant to the terms of the Restricted LP Unit Agreement and the Exchange Agreement (as defined in the Restricted LP Unit Agreement).

ii. The portion of the Option (as defined in the Nonqualified Stock Option Agreement (Leverage Restoration Options) between Summit and Employee, dated March 11, 2015 (the “LRO Agreement”)) issued pursuant to the LRO Agreement that is scheduled to vest on March 11, 2019 shall become vested as of the Separation Date (the “Accelerated LROs”); provided,  however, that any Accelerated LROs shall not be exercisable prior to the last day of the Post-Termination Period (as defined in the Severance Plan and after giving effect to the terms of Paragraph 9 hereof) and shall remain exercisable for ninety (90) days after the last day of the Post-Termination Period (after giving effect to the terms of Paragraph 9 hereof) (or such shorter period as applicable in the event of a Restrictive Covenant Violation (as defined in the LRO Agreement)).

iii. The portion of the Options (as defined in the applicable Stock Option Agreement (as defined below)) granted pursuant to the (x) Nonqualified Stock Option Agreement and Award Notice between Summit and Employee, dated February 24, 2016 (the “2016 Stock Option Agreement”), and (y) Nonqualified Stock Option Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (the “2017 Stock Option Agreement”, and together with the 2016 Stock Option Agreement, each, a “Stock Option Agreement”) that is scheduled to vest on February 24, 2019 (the “2016 Stock Option Vesting Date”) and February 28, 2019 (the “2017 Stock Option Vesting Date”, and together with the 2016 Stock Option Vesting Date, each, a “Stock Option Vesting Date”), respectively, shall become vested as of the Separation Date (the “Accelerated Stock Options”); provided,  however, that any Accelerated Stock Options shall not be exercisable prior to the applicable Stock Option Vesting Date and shall be exercisable for ninety (90) days (or such shorter period as applicable in the event of a Restrictive Covenant Violation (as defined in the applicable Stock Option Agreement)) after the applicable Stock Option Vesting Date.

iv.  In the event that any portion of the ninety (90)-day exercisability period applicable to the Options (as defined in the LRO Agreement or the applicable Stock Option Agreement, as applicable) issued pursuant to the LRO Agreement or the applicable Stock Option Agreement, as applicable (after giving effect to the terms of Paragraph 2(e)(ii) and 2(e)(iii) hereof, as applicable), is subject to a “blackout period”, Summit may in its discretion extend such ninety (90)-day period by the number of days of such blackout period (or such other number of days as Summit in its discretion determines is appropriate); provided, that any such extended exercisability period shall remain subject to expiration upon the occurrence of a Restrictive Covenant Violation (as defined in the LRO Agreement or the applicable Stock Option Agreement, as applicable).

v.  The portion of the Restricted Stock Units (as defined in the Plan) granted under the (x) Restricted Stock Unit Agreement and Award Notice between Summit and Employee, dated February 24, 2016 (the “2016 RSU Agreement”), and (y) Restricted Stock Unit Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (the “2017 RSU Agreement” and together with the 2016 RSU Agreement, each, an “RSU Agreement”), that is scheduled to vest on February 24, 2019 (the “2016 RSU Vesting Date”) and February 28, 2019 (the “2017 RSU Vesting Date” and together with the 2016 RSU Vesting Date, each, an “RSU Vesting Date”) shall become vested as of the Separation Date (the “Accelerated RSUs”), and shall be settled in accordance with the applicable RSU Agreement; provided, however, that any shares acquired in respect of Accelerated RSUs (other than those withheld or net settled to pay applicable withholding taxes) shall not be transferable by Employee until the applicable RSU Vesting Date.

vi. Employee’s Performance Units (as defined in the applicable Performance Unit Agreement (as defined below)) granted under the (x) Performance Unit Agreement and Award Notice

2

between Summit and Employee, dated February 24, 2016 (the “2016 Performance Unit Agreement”), and (y) Performance Unit Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (the “2017 Performance Unit Agreement” and together with the 2016 Performance Unit Agreement, each, a “Performance Unit Agreement”) shall be governed by the terms and conditions of the applicable Performance Unit Agreement applicable for a termination of Employee’s employment by Employer without cause; provided, that the “Termination date” for purposes of each Performance Unit Agreement shall be the Separation Date.

Except as modified above, Employee and the Outstanding Equity Awards shall continue be subject to the terms and conditions of each applicable award agreement for the Outstanding Equity Awards, including, without limitation, the repayment provisions and restrictive covenants contained therein.

The consideration set forth in this Paragraph 2, together with the Accrued Obligations (as defined and set forth in the Severance Plan), is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Employee or on Employee’s behalf against Employer (and, in the case of Paragraph 2(e), Summit), and the consideration set forth in Paragraphs 2(a) through 2(d) hereof, together with the Accrued Obligations, is in complete satisfaction of any and all Employer obligations under the Severance Plan and otherwise.  Notwithstanding any other provision of this Agreement and Release to the contrary, Employee’s continuing obligation to comply with the Restrictive Covenant Provisions shall remain in full force and effect.

3.          In exchange for the consideration set forth in Paragraph 2 hereof, Employee agrees that Employee shall be available, following the Separation Date, to provide consulting services as may be requested by Employer from time to time with respect any matter that occurred during Employee’s employment with Employer or any of its affiliates, with which Employees was involved or of which Employee has knowledge.  Employer shall reimburse Employee for any reasonable business expenses incurred by Employee in connection with the performance of such consulting services, consistent with Employer’s policies as may be in effect from time to time, but shall not provide any additional compensation therefor.

4.          Employee has received or will receive the Accrued Obligations.  Employee acknowledges and agrees that from and after the Separation Date, Employee will not accrue any base salary, annual bonus opportunity or other employee benefits.  Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.  This Agreement and Release satisfies any notice requirement from Employer to Employee relating to termination of Employee’s employment with Employer.

5.          The parties hereto agree that the consideration set forth in Paragraph 2 hereof is sufficient consideration for the release being given by Employee in the Release of Claims, and for Employee’s other promises herein.  Summit and Employee further agree that the release being given by Employee in the Release of Claims is sufficient to satisfy the release requirement as required by the Stock Option Agreements, RSU Agreements, Performance Unit Agreements, and the Severance Plan, as applicable.

6.          Notwithstanding anything in this Agreement and Release to the contrary, nothing in this Agreement and Release shall be a waiver of Employee’s right to (i) communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law, or (ii) receive an award from a Governmental Entity for information provided under any whistleblower program.  Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual

3

and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer or Employer’s affiliates without prior written consent of the Employer’s Chief Legal Officer or other officer designated by the Employer.

7.          Employee will direct all requests for references to Anne Lee Benedict, Chief Legal Officer, who will confirm Employee’s job title, dates of employment and resignation, and, with written authorization from Employee, Employee’s salary.

8.          Subject in each case to applicable law, Employee agrees and covenants not to directly or indirectly (or cause or encourage anyone else to): (i) make any written (including, without limitation, on any blog, website, or social media forum), oral, or other nonverbal derogatory or negative statements, remarks, gestures, or other signals concerning Employer, any of Employer’s affiliates, and/or their respective present and former officers, directors, employees, members, attorneys, representatives, successors and assigns (collectively, the “Employer Persons”); or (ii) take any other action, including, without limitation, statements, gestures, or actions that (a) might disparage or defame any Employer Person, with respect to any Employer Person’s business processes, policies, practices, or strategies, management, operations, standards of business conduct, financial condition, professional acumen and abilities, and/or relationships with employees, as applicable, or (b) are in any manner likely to be harmful to any Employer Person’s business or personal reputation.  For the avoidance of doubt, the provisions of this Paragraph 8 are in addition to, and not in lieu of, any similar non-disparagement provisions contained in the Severance Plan or any Outstanding Equity Award Agreement.

9.          In exchange for the consideration set forth in Paragraph 2 hereof, including the modifications to the Outstanding Equity Awards as set forth in Paragraph 2(e) hereof, (i) notwithstanding anything in the Severance Plan to the contrary, the Post-Termination Period (as defined in the Severance Plan) shall be eighteen (18) months following the Separation Date, for purposes of the Severance Plan, and (ii) notwithstanding anything in the applicable Outstanding Equity Award Agreement to the contrary, the Post-Termination Period (as defined in the applicable Outstanding Equity Award Agreement) shall be eighteen (18) months following the Separation Date, for purposes of the applicable Outstanding Equity Award Agreement.

10.        Employee and Employer agree and promise not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, (i) except in the case of Employee, to members of Employee’s immediate family, Employee’s attorney and Employee’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and (ii) except as may be required by law or otherwise as disclosed in Employer’s or Summit’s Securities and Exchange Commission filings.

11.        Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s or Employer’s affiliates’ trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all property of Employer and its affiliates on the Separation Date.  Employee shall not retain any copy or other reproduction whatsoever of any property of Employer and its affiliates after the Separation Date; provided,  however, that Employee may retain copies of documents relating to Employee’s compensation, benefits and Outstanding Equity Awards, which copies shall continue to be subject to Employee’s confidentiality obligation.

12.        The parties intend that any amounts payable pursuant hereto that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), are intended to comply with Section 409A, and this Agreement and Release shall be administered, interpreted and construed to the extent possible in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A; provided, that the Employer does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with this Agreement and Release (including any taxes, penalties and interest under Section 409A).

4

13.        Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

14.        This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

15.        This Agreement and Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

16.        The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

17.        The provisions of this Agreement and Release are severable.  Should any provision herein be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement and Release, and this Agreement and Release shall be reformed, construed and enforced to the maximum extent permitted by law.

18.        This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Signature Pages Follow]

5

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

/s/ Damian J. Murphy
Damian J. Murphy

[Signature Page to Agreement and Release]

Summit Materials Holdings L.P.

By:	/s/ Tom Hill
Name: Tom Hill
Title: Chief Executive Officer

Solely for purposes of Paragraph 5 and Paragraph 9 hereof,
Summit Materials, Inc.

By:	/s/ Tom Hill
Name: Tom Hill
Title: Chief Executive Officer

[Signature Page to Agreement and Release]

Exhibit A

Release of Claims

1.        This Release of Claims (this “Release”) is made by Damian J. Murphy (“Employee”) as of ___________ ___, 2018, which is within twenty-one (21) days following the Separation Date.  Capitalized terms used but not defined in this Release shall have the respective meanings assigned to such terms in the Agreement and Release (the “Separation Agreement”) to which this Release is attached as an Exhibit.  In accordance with the Separation Agreement, Employee agrees as follows:

2.        Employee has received those of the Accrued Obligations that are due to Employee as of the date of this Release.  Employee further acknowledges that, as of the date of Employee’s signing of this Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.

3.        In return for Employer’s agreement to provide Employee with the consideration referred to in Paragraph 2 of the Separation Agreement, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their respective assigns, successors and predecessors, hereby releases and forever discharges Employer and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Release.  This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, Colorado anti-discrimination laws, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer.  This release also includes, but is not limited to, any rights to indemnification (i) pursuant to any indemnification agreement, insurance policy or organizational documents of any of Employer and its parents, subsidiaries and affiliates or (ii) that may be applicable with respect to any alleged violation by Employee of the code of ethics or similar policy of any of Employer and its parents, subsidiaries and affiliates.  The release set forth in this Release does not include (i) claims that may not be released under applicable law, (ii) claims for Accrued Obligations that are not yet due and payable to Employee as of the date of this Release, or (iii) claims for breach of the Separation Agreement.

4.        Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf.  Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release.  If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so.  Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

5.        This Release is not intended to interfere with Employee’s exercise of any protected, non-waivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency.  By entering into this Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Employee might be entitled and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Release.

6.        Neither this Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever.  The parties hereto agree and understand that the consideration set forth in Paragraph 2 of the Separation Agreement is in compliance with that which Employer and Summit, respectively, is obligated to provide to Employee, and that such consideration is provided solely in consideration of Employee’s execution of this Release.  The parties hereto agree that the consideration set forth in Paragraph 2 of the Separation Agreement is sufficient consideration for the release being given by Employee in this Release, and for Employee’s other promises herein.

7.        Notwithstanding anything in this Release to the contrary, nothing in this Release shall be a waiver of Employee’s right to (i) communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law, or (ii) receive an award from a Governmental Entity for information provided under any whistleblower program.  Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer or Employer’s affiliates without prior written consent of the Employer’s Chief Legal Officer or other officer designated by the Employer.

8.        Employee acknowledges and agrees that: (i) no promise or inducement for this Release has been made except as set forth in this the Separation Agreement; (ii) this Release is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (iii) Employee is legally competent to execute this Release and to accept full responsibility therefor; (iv) Employee has been given twenty-one (21) days within which to consider this Release; (v) Employee has used all or as much of that twenty-one (21)-day period as Employee deemed necessary to consider fully this Release and, if Employee has not used the entire twenty-one (21)-day period, Employee knowingly and voluntarily waives that period not used; (vi) Employee has read and fully understands the meaning of each provision of this Release; (vii) Employer has advised Employee to consult with an attorney concerning this Release; (viii) Employee freely and voluntarily enters into this Release; and (ix) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

9.        This Release shall only become effective and enforceable on the eighth (8th) day following Employee’s execution of this Release within twenty-one (21) days following the Separation Date, unless Employee revokes it during the seven (7)-day revocation period by so advising Employer in writing received by Anne Lee Benedict, Chief Legal Officer, Summit Materials Holdings L.P., 1550 Wynkoop Street, 3rd Floor, Denver, CO 80202, before the end of the seventh (7th) day after its execution by Employee.

10.       This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

11.       The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

12.       The provisions of this Release are severable.  Should any provision herein be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of this Release, and this Release shall be reformed, construed and enforced to the maximum extent permitted by law.

Employee hereby declares as follows:

I, Damian J. Murphy, hereby acknowledge that I was given twenty-one (21) days following the Separation Date to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[Signature Page Follows]

/s/ Damian J. Murphy
Damian J. Murphy

April 21, 2018
Date

[Signature Page to Release of Claims]